Exhibit (k)(17)

EXECUTION VERSION

AMENDMENT NO. 11 TO CREDIT AGREEMENT

AMENDMENT NO. 11 (this “Amendment”), dated as of November 22, 2019, to the Credit Agreement, dated as of December 12, 2008, by and among Credit Suisse High Yield Bond Fund, a Delaware statutory trust (the “Borrower”), the Banks party thereto, and State Street Bank and Trust Company, as agent for the Banks (in such capacity, the “Agent”), as amended by Amendment No. 1, dated as of December 11, 2009, Amendment No. 2, dated as of December 10, 2010, Amendment No. 3, dated as of December 9, 2011, Amendment No. 4, dated as of December 7, 2012, Amendment No. 5, dated as of December 6, 2013, Amendment No. 6, dated as of December 5, 2014, Amendment No. 7, dated as of December 4, 2015, Amendment No. 8, dated as of December 2, 2016, Amendment No. 9, dated as of December 1, 2017, and Amendment No. 10, dated as of November 30, 2018 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I. Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II. The Borrower desires to amend the Credit Agreement upon the terms and conditions set forth herein, and all of the Banks and the Agent are willing to do so on the terms and conditions set forth herein.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.  The defined term “Federal Funds Rate” contained in Section 1.01 of the Credit Agreement is hereby amended by deleting the phrase “as quoted by Garvin Guy Butler” contained therein.

2.  The defined term “Termination Date” contained in Section 1.01 of the Credit Agreement is hereby amended by replacing the date “November 29, 2019” contained therein with the date “November 20, 2020”.

3.  Each of the defined terms “LIBOR Offered Rate” and “One Month LIBOR Rate” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“LIBOR Offered Rate” means, with respect to any LIBOR Loan for any Interest Period, the higher of (a) 0.0%, and (b) the Screen Rate at approximately 11:00 a.m., London time, two LIBOR Business Days prior to the commencement of such Interest Period, for deposits with a maturity comparable to such Interest Period.

“One Month LIBOR Rate” means, as of any day, the higher of (a) 0.0%, and (b)(i) the Screen Rate at approximately 11:00 a.m., London time, for deposits with a maturity of one month, multiplied by (ii) 1.00 minus the LIBOR Reserve

Percentage; provided that in the event such day is not a LIBOR Business Day, then One Month LIBOR Rate shall be such rate as in effect on the immediately preceding LIBOR Business Day.

4.  Section 1.01 of the Credit Agreement is hereby amended by adding the following new defined term in its appropriate alphabetical order:

“Screen Rate” means the rate appearing on the Reuters “LIBOR01” screen displaying interest rates for Dollar deposits in the London interbank market (or on any successor or substitute page on such screen), provided that in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the Screen Rate shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to Dollar deposits in the London interbank market as may be reasonably selected by the Agent.

5.  Section 5.09 of the Credit Agreement is hereby amended by inserting the phrase “, divide” after the phrase “into any other Person” contained therein.

6.  Section 8.02 of the Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 8.02  Basis for Determining Interest Rate Inadequate or Unfair; Inability to Determine Interest Rate. (a) In the event that, on or prior to the first day of any Interest Period for any borrowing of LIBOR Loans, the Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower and the Banks absent manifest error) or shall have been notified by the Required Banks that: (i) adequate and reasonable means do not exist for ascertaining the LIBOR Offered Rate or (ii) the Adjusted LIBOR Offered Rate as determined by the Agent will not adequately and fairly reflect the cost to Banks of funding their LIBOR Loans for such Interest Period, the Agent shall promptly notify the Borrower and the Banks (by telephone or otherwise, to be promptly confirmed in writing) of such determination. Upon the Borrower’s receipt of such notice and until the Agent notifies the Borrower and the Banks that the circumstances described in this Section 8.02(a) no longer exist, (i) Borrower may revoke any Notice of Borrowing for a LIBOR Loan or any Notice of Conversion of an existing Base Rate Loan to a LIBOR Loan or any continuation of an existing LIBOR Loan, and failing that, Borrower will be deemed to have converted any such Notice of Borrowing to a Notice of Borrowing for a Base Rate Loan or, in the case of an existing LIBOR Loan, a Notice of Conversion to a Base Rate Loan or, in the case of an existing Base Rate Loan, as a continuation of such Base Rate Loan, and (ii) the obligations of the Banks to make LIBOR Loans shall be suspended until the Agent or Required Banks determine that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may be, the Agent at the instruction of Required Banks, shall so notify the Borrower and the Banks.

(b)  If at any time the Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower and the Banks absent manifest error) that (i) the circumstances under Section 8.02(a) have arisen and such circumstances are unlikely to be temporary, (ii) the circumstances set forth in clause (i) of this Section 8.02(b) have not arisen but the supervisor for the administrator of the Screen Rate or an Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for fixed rate loans, or (iii) the LIBOR Offered Rate for any Interest Period is no longer a widely recognized benchmark rate for newly originated Dollar loans in the United States loan market, then the Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Offered Rate for such Interest Period that gives due consideration to the then prevailing market convention for determining rates of interest for Dollar loans in the United States at such time, and shall enter into a mutually acceptable amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but, for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Loan Rate); provided that, if any such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.05, such amendment shall become effective without any further action or consent of any other party to this Agreement (other than the Borrower, whose prior written consent for such amendment shall be required) so long as the Agent shall not have received, within five (5) Domestic Business Days of the date any notice of such alternate rate of interest is provided to the Banks, a written notice from Required Banks stating that such Banks object to such amendment (it being understood that, if Required Banks object to any such amendment, the Agent and the Borrower shall be permitted to continue to establish alternate rates of interest and provide one or more additional notices hereunder until an amendment pursuant to this Section 8.02(b) has become effective), and until such amendment has become effective, the Borrower may revoke any Notice of Borrowing for a LIBOR Loan or any Notice of Conversion of an existing Base Rate Loan to a LIBOR Loan or any continuation of an existing LIBOR Loan, and failing that, Borrower will be deemed to have converted any such Notice of Borrowing to a Notice of Borrowing for a Base Rate Loan or, in the case of an existing LIBOR Loan, a Notice of Conversion to a Base Rate Loan or, in the case of an existing Base Rate Loan, as a continuation of such Base Rate Loan.

(c)  In the event that the Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower and the Banks absent manifest error) that adequate and reasonable means do not exist for ascertaining the One Month LIBOR Rate, the Agent shall promptly notify the Borrower and the Banks (by telephone or otherwise, to be promptly confirmed in writing) of such determination. If the Agent shall give such notice the Base Rate shall be determined without giving effect to clause (c) thereof, in each case until such time, if any, as such notice shall have been withdrawn by the Agent (by notice to the Borrower and the Banks) promptly upon the Agent having determined that adequate and reasonable means do exist for determining the One Month LIBOR Rate.

7.  Article IX of the Credit Agreement is hereby amended by adding a new Section 9.16 at the end thereof:

SECTION 9.16.  Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Financial Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that such Loan Document and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)  In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under such Loan Document that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and such Loan Document were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)  As used in this Section 9.16, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

8.  Schedule 1 to the Credit Agreement is hereby amended and restated in the form ofSchedule 1 to this Amendment.

9.  Paragraphs 1 through 8 of this Amendment shall not be effective until each of the following conditions are satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)  the Agent shall have received from the Borrower and each Bank either (i) a counterpart of this Amendment executed on behalf of such party, or (ii) written evidence satisfactory to the Agent (which may include facsimile transmission of a signed signature page of this Amendment) that each such party has executed a counterpart of this Amendment;

(b)  the Agent shall have received from the Borrower a manually signed certificate from the Secretary of the Borrower, in all respects satisfactory to the Agent, (i) certifying as to (x) the incumbency of authorized persons of the Borrower executing this Amendment and (y) persons authorized to act on behalf of the Borrower in connection with the Credit Agreement, including, without limitation, with respect to any Notice of Borrowing, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the board of trustees of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, (iii) attaching a true, complete and correct copy of the Pricing Procedures as in effect on the date hereof, and (iv) certifying that the Borrower’s Charter Documents, Prospectus, statement of additional information, registration statement, investment management agreement between the Borrower and the Investment Adviser and Custody Agreement have not been amended, supplemented or otherwise modified since November 30, 2018 or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c)  the Agent and the Banks shall have received written opinion(s) from counsel to the Borrower in form and substance reasonably acceptable to the Agent;

(d)  the Agent shall have received copies of a Federal Reserve Form FR U-1 for each Bank, duly executed and delivered by the Borrower, in form and substance satisfactory to the Agent and its counsel;

(e)  the aggregate outstanding principal amount of all Loans shall not exceed the Aggregate Commitment Amount after giving effect to this Amendment;

(f)  the Agent shall have received such documents and information as the Agent, at the request of any Bank, shall have requested in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(g)  the Borrower shall have paid all out-of-pocket fees and expenses incurred by the Agent (including, without limitation, reasonable legal fees and disbursements of counsel to the Agent) in connection herewith.

10.  The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, and (c) represents and warrants that, as of the date of execution and delivery hereof by the Borrower (i) no Default has occurred and is continuing, and (ii) the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

11.  In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

12.  This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

13.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 11 to the Credit Agreement to by duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CREDIT SUISSE HIGH YIELD BOND FUND

By:	/s/ Omar Tariq
Name:	Omar Tariq
Title:	Chief Financial Officer and Treasurer

Credit Suisse High Yield Bond Fund - Amendment No. I I to Credit Agreement

STATE STREET BANK AND TRUST COMPANY, as a Bank and as the Agent

By:	/s/ Paul Koobatian
Name:	Paul Koobatian
Title:	Vice President

Credit Suisse High Yield Bond Fund - Amendment No. 11 to Credit Agreement

SCHEDULE 1

Addresses for Notices, Lending Offices, Commitment Amounts and Commitment Percentages

BORROWER:

CREDIT SUISSE HIGH YIELD BOND FUND

Address for Notices:

Credit Suisse High Yield Bond Fund

Eleven Madison Avenue

New York, New York 10010

Attn: Chief Financial Officer

Tel: 212 325-2000

Fax: 212-325-4120

with a copy to:

Credit Suisse High Yield Bond Fund

Eleven Madison Avenue

New York, New York 10010

Attn: Secretary

Tel: 212 325-2000

Fax: 212-538-0422

with a copy to:

Willkie Farr & Gallagher

787 Seventh Avenue

New York, NY 10019

Attn: William Dye

Tel: 212 728 8219

Fax: 212 728 9219

E-mail: Wdye@willkie.com

BANKS:	COMMITMENT AMOUNT	COMMITMENT PERCENTAGE

STATE STREET BANK AND TRUST COMPANY Domestic Lending Office, LIBOR Lending Office and Office for Notices to the Agent for Borrowings and Payments:	$140,000,000	100%

State Street Bank and Trust Company

State Street Financial Center

Loan Servicing Unit – SFC203

One Lincoln Street

Boston, MA 02111

Attn: Christopher Hickey

Tel: (617) 662-8577

Fax: (617) 988-6677

Email: ais-loanops-csu@statestreet.com

Alternate Contact:

Attn: Peter Connolly

Tel: (617) 662-8588

Fax: (617) 988-6677

Email: ais-loanops-csu@statestreet.com

Office for all Other Notices:

State Street Bank and Trust Company

State Street Financial Center

Fund Finance – SFC0310

One Lincoln Street

Boston, MA 02111

Attn: Paul J. Koobatian, Vice President

Tel: (617) 662-8622

Email: pjkoobatian@statestreet.com

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